February 28, 1996



James Budge
United States Securities and Exchange Commission
4450 Fifth Street, N.W.
Washington, D.C.  20549

Via Fax
(202) 942-9525

Dear Mr. Budge:

     The Edgar filing of our September 30, 1995 Form 10-QSB filed on November 14, 1995 (accession number 0000939802-95-000007)
mistakenly included the computer files for June 30, 1995 rather than September 30, 1995. Simultaneously on November 14, 1995 a paper copy of the September 30, 1995 Form 10-QSB was filed with OFIS Filer Support. The paper copy of the filing did include the proper September 30, 1995 financial statements. On February 28, 1996 at 10:15 am Eastern Time we refiled the September 30, 1995 Form 10-QSB (accession number 0000939802-96-000003). Mr. George Young confirmed that the Form 10-QSB for Far West Electric Energy Fund has been accepted.

     We therefore respectfully request that the filing under accession number 0000939802-95-000007 be removed and that we be granted an adjustment of the filing date under regulation S-T section 232.13 (b). The error was not the result of willful neglect of SEC regulations, but was an electronic oversight that we corrected as soon as we were made aware of that error.

                                   Respectfully submitted,
                                   Far West Electric Energy Fund,
L.P.


                                   Far West Capital, Inc.
                                   General Partner